Exhibit 23.2 Consent of Independent Auditors

BLANCHFIELD, KOBER & COMPANY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

1200 Veterans Memorial Highway, Suite 350

Hauppauge, New York 11788

Tel: (631) 234-4200

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference to Form SB-2 - Registration Statement under the Securities Act of 1933 of Cyber Digital, Inc. (A New York Corporation) (File No. 333- ) of our independent Auditors report dated June 27, 2005 related to the balance sheets as of March 31, 2005 and 2004 of Cyber Digital, Inc. and the related statements of operations, shareholder equity and cash flows for the two years ended March 31, 2005 and 2004, which report appears in the 2005 Annual report on Form 10KSB of Cyber Digital, Inc.

/s/ Blanchfield Kober & Co. PC

Blanchfield Kober and Co.

Dated: November 3, 2005